EXHIBIT 3.8

                           CERTIFICATE OF DESIGNATION


         The undersigned officer of Bio-key International, Inc., a Minnesota corporation (the "Company") does hereby certify that the following resolution was adopted by the Board of Directors of the Company in accordance with Minnesota statutes Chapter 302A.327 on March 1, 2004:

         WHEREAS, the Articles of Incorporation of the Company presently authorize the issuance of 5,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series upon terms and conditions that are to be designated by the Board of Directors; and

         WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series C 7% Convertible Preferred Stock;" and

         WHEREAS, 4,128 shares of the Company's Series B 9% Convertible Preferred Stock (the "Series B Shares") are issued and outstanding; and

         WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series C 7% Convertible Preferred Stock in their entirety are as provided herein.

         NOW, THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Stock, $.01 par value per share, of the Company hereinafter designated "Series C 7% Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount.

         The shares of such series shall be designated as the "Series C 7% Convertible Preferred Stock" (the "Series C Shares") and the number of shares initially constituting such series shall be One Hundred Thousand (100,000) which may be issued in whole or fractional shares. The Series C Shares shall rank pari passu with the Series B Shares (the Series C Shares, together with the Series B Shares are hereinafter sometimes collectively referred to as the "Preferred Shares").




         Section 2. Dividends and Distributions.

         (a) The holders of Series C Shares shall be entitled to receive dividends at a rate of seven percent (7%) per annum of the liquidation preference of $100 per share (the "Liquidation Preference"), which shall be fully cumulative, prior and in preference to any declaration or payment


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of any dividend or other distribution on the common stock, $.01 par value per share, of the Company (the "Common Stock"). No dividend shall be declared and/or paid on any shares of Common Stock unless a dividend is also declared and/or paid on the Series C Shares. If the dividends on the Preferred Shares cannot legally be paid in full, dividends shall be paid, to the maximum permissible extent, to the holders of the Preferred Shares, pari passu. The dividends on the Series C Shares shall accrue from the date of issuance of each share and shall be payable semi-annually on June 15 and December 15 of each year (each a "Dividend Date") commencing on June 15, 2004, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Minnesota are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Company on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series C Shares shall be payable only when, as and if declared by the Board of Directors. The dividends shall be payable in shares of Common Stock (the "Series C Payments-in-Kind") in accordance with Section 2 (b) below. The amount of dividends payable on the Series C Shares for any period that is shorter or longer than 30 days shall be computed on the basis of a 360-day year of twelve 30-day months.

         (b) Each Series C Payment-in-Kind shall be equal in amount to that number of shares of Common Stock for which the dividend is paid that is equal in number to (i) the aggregate cash dividends payable with respect to such Series C Shares on the Record Date, divided by (ii) the Conversion Price. Certificates representing the Common Stock issuable in payment of any Series C Payment-in-Kind shall be delivered to each holder entitled to receive such Series C Payment-in-Kind (in appropriate denominations) on the Dividend Date.

         (c) The holders of Series C Shares shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designation of Series C Shares.

         Section 3. Voting Rights.

         Except as provided by applicable law, the holders of the Series C Shares shall have no voting rights.

         Section 4. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations.

         If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, or, unless approved by the holders of the outstanding Series C Shares, engage in a merger, plan of reorganization or consolidation in which the entity is not the surviving Company, then and in that event, no distribution shall be made to the holders of shares of Common Stock unless, prior thereto, (i) the holders of the Series B Shares shall have first received an amount in cash or equivalent value in securities or other consideration equal to the liquidation preference thereof and (ii) next, the holders of the Series C Shares shall have received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof. If upon any liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the Liquidation Preference of the Series C Shares and Series B Shares, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Preferred Shares. For the purposes hereof, the term "Liquidation Preference" shall mean $100 per share with respect to each of the Preferred Shares, plus any and all accrued unpaid dividends thereon.

         Section 5. Conversion.

         (a) (i) Subject to the provisions for adjustment hereinafter set forth and the limitation of the number of shares of Common Stock issuable upon conversion set forth in Section 5(a)(ii) below, commencing upon issuance, each Series C Share shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock, at the option of the holder thereof, at any time at the principal office of the Company or any transfer agent for the Series C Shares, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the "Conversion Price" (as defined below) into the Liquidation Preference. The initial "Conversion Price" shall be equal to $.75. Upon conversion, all accrued or declared but unpaid dividends on the Series C Shares shall be paid in shares of Common Stock in the manner provided for Series C Payment-in-Kind in Section 2(b); provided, that the date of conversion of such Series C Shares shall be the "Record Date" for the purpose of calculating the Series C Payment-in-Kind.

         (ii) Notwithstanding anything contained herein to the contrary, in no event (except while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall any holder of any Series C Shares be entitled to convert Series C Shares, or shall the Company have the obligation to issue shares upon such conversion or in payment of any Series C Payment-in-Kind, to the extent that, after such conversion the sum of (A) the number of shares of Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series C Shares or unexercised portion of any warrants or other securities convertible into shares of Common Stock of the Company beneficially owned by such holder), and (B) the number of shares of Common Stock issuable upon the conversion of the Series C Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company (after taking into account the shares to be issued to such Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (A) of such sentence.

         (b) Adjustments to Conversion Price:

                  (i) The following definitions shall apply for purposes of this Section:

                           (A) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (B) "Convertible Securities" shall mean any evidences
of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                           (C) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to Section 5(b)(iii), deemed to be issued) by the Company after the Series C Original Issue Date (as defined below), other than shares of Common Stock issued or issuable:

                                    (i) upon conversion of Preferred Shares;

                                    (ii) in a transaction described in Section
                           5(b)(vi);

                                    (iii) pursuant to the terms of any stock
                           grant, option, warrant, employment agreement, convertible debt or other written obligation, agreement or commitment to which the Company was a party as of the Series C Original Issue Date (as defined below);

                                    (iv) by way of dividend or other
                           distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii) or (iii);

                                    (v) to consultants or other persons
                           providing services to the Company so long as such issuances do not exceed Five Hundred Thousand (500,000) shares of Common Stock (or options or warrants to purchase same) in the aggregate; or

                                    (vi) pursuant to a stock option plan or
                           stock purchase plan or other employee stock incentive program or agreement approved by the Board of Directors so long as such issuances do not exceed One Million (1,000,000) shares of Common Stock (or options or warrants to purchase same) in the aggregate.

                           (D) "Series C Original Issue Date" shall mean the
date on which the first Series C Share was issued.

                  (ii) No Adjustment of Conversion Price: No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is issued for consideration less than the Conversion Price in effect on the date of such issuance.

                  (iii)    Deemed Issue of Additional Shares of Common Stock:

                           (A) Options and Convertible Securities: In the event
the Company at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible

Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(b)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (i) except as provided in Section 5(b)(iii)(A)(ii) hereof, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                  (iii) no readjustment pursuant to clause (ii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                  (iv) Adjustment of Conversion Rate Upon Issuance of Additional Shares of Common Stock: In the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price shall automatically be reduced to a price equal to the lowest per share consideration received or to be received by the Company in connection with such issuance.

                  (v) Determination of Consideration. For purposes of this Section, the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                           (A) Cash and Property: Such consideration shall:

                                    (i) insofar as it consists of cash, be
                           computed at the aggregate amount of cash received by the Company;

                                    (ii) insofar as it consists of property
                           other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                                    (iii) in the event Additional Shares of
                           Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                           (B) Options and Convertible Securities. The
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(b)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                                    (i) the total amount, if any, received or
                           receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (ii) the maximum number of shares of Common
                           Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi) Other Adjustments:

                                (A) Subdivisions, Combinations, or
                  Consolidations of Common Stock: In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                               (B) Reclassifications: In the case, at any time
                  after the date hereof, of any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger (i) in which the Company is the continuing entity and which does not result in any change in the Common Stock or (ii) which is treated as a liquidation pursuant to Section 4 hereof), the Series C Shares shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its Series C Shares into Common Stock. The provisions of this Section 5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (c) Fractional Shares. In lieu of any fractional shares to which the holder of a Series C Share would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

         (d) Miscellaneous:

             (i) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

             (ii) The holders of at least 50% of the outstanding Series C Shares shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 5, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

             (iii) No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Rate.

         (e) No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Shares against impairment.

         (f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Shares and payment of dividends thereon, such number of its shares of Common Stock as shall from time to time be sufficient to effect (i) the conversion of all outstanding Series C Shares and (ii) the payment of three (3) years of dividends less any dividends previously paid on the Series C Shares as provided in Section 2(b). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series C Shares and the payment of such dividends, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         Section 6. Reports as to Adjustments.

         Whenever the Conversion Price or the type of securities, cash or other property into which the Series C Shares may be converted is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding Series C Shares at their respective addresses as the same shall appear in the Company's stock records, a notice stating that the Conversion Price has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each Series C Share is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment became effective.

         Section 7. Redemption.

         (a) Prior to the third anniversary of the Series C Original Issuance Date, there shall be no redemption of the Series C Shares. If during any thirty
(30) consecutive trading day period occurring after the third anniversary of the Series C Original Issuance Date, the average closing bid price for one share of Common Stock, as reported by Bloomberg, L.P. (or such successor to its function of reporting share prices), is less than $1.00 (subject to proportionate adjustment in the event of any stock splits or similar events) (the "Period"), the Company shall, within ten (10) days after the last day of the Period (the "Redemption Date"), redeem all remaining outstanding Series C Shares at $100 per Series C Share, together with all accrued and unpaid dividends thereon (the "Redemption Price"), in cash, to the Redemption Date.

         (b) Notice of redemption ("Redemption Notice") shall be given by the Company with respect to the Series C Shares immediately after the Period and shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series C Shares, at the address last shown on the records of the Company for such holder or given by the holder to the Company, for the purpose of notifying such holder of the redemption to be effected.

         (c) On the Redemption Date, the Company shall pay by cash or wire transfer of immediately available funds to the person whose name appears on the certificate or certificates of the Series C Shares that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Company in the manner and at the place designated in the Redemption Notice, the Redemption Price, and thereupon each surrendered certificate shall be canceled.

         (d) If the funds of the Company legally available for redemption of the Series C Shares are insufficient to redeem the total number of Series C Shares outstanding on the Redemption Date, the Series C Shares shall be redeemed (on a pro rata basis from the holders of the Series C Shares, from time to time), to the extent the Company is legally permitted to do so, and the redemption obligations of the Company hereunder will be a continuing obligation until the Company's redemption of all of the Series C Shares.

         (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Shares (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If for any reason the Company shall not have paid the Redemption Price to the holders of Series C Shares on the Redemption Date, (i) the Series C Shares outstanding at such date shall accrue dividends at a rate of nine percent (9%) per annum of the Liquidation Preference from the Redemption Date until the Redemption Price is paid in full and (ii) all rights of the holders of the Series C Shares and obligations of the Company provided herein shall continue until the Redemption Price is paid in full.

         Section 8. Reacquired Shares.

         Any Series C Shares converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Minnesota Business Company Act. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.01 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Company.

         Section 9. Protective Provisions. So long as any shares of Series C Shares are outstanding, the Company shall not, without first obtaining the approval of the holders of a majority of the then outstanding Series C Shares:

         (a) alter or change the rights, preferences or privileges of the Series C Shares;

         (b) create or issue any Series B Shares or any new class or series of capital stock that is pari passu with, or has a preference over, the Series C Shares as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities"), or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series C Shares;

         (c) increase the authorized number of shares of Series C Shares;

         (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series C Shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

         (e) engage in a reverse stock split or other similar transaction with respect to the Common Stock;

         (f) authorize, create, designate, issue or sell any class or series of preferred stock of the Company (including, but not limited to, Series B Shares, Series C Shares or other shares of preferred stock or treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Common Stock (other than any such rights, options, warrants or other securities convertible into or exercisable or exchangeable for Common Stock issued to employees of the Company in the ordinary course of their employment or consultants pursuant to Section 5(b)(i)(C)(v)) or any debt security which by its terms is convertible into or exchangeable for any Common Stock of the Company.

         The approval requirement contained in this Article 9 shall apply to any action taken by, officers, directors or shareholders of the Company resulting in any of the effects described in clauses (a) - (f) above, regardless of the form such action takes.

         I certify that I am authorized to execute this statement and I further certify that I understand that by signing this statement, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this statement under oath.

                                       BIO-KEY INTERNATIONAL, INC.



                                       By:    /s/ Gary Wendt
                                          ---------------------------------
                                       Name:  Gary Wendt
                                             ------------------------------
                                       Title: CFO
                                             ------------------------------